Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-194836) pertaining to the Continental Building Products, Inc. 2014 Stock Incentive Plan, as amended and the Continental Building Products, Inc. Employee Stock Purchase Plan of our reports dated February 23, 2018, with respect to the consolidated financial statements of Continental Building Products, Inc., and the effectiveness of internal control over financial reporting of Continental Building Products, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Tysons, Virginia
February 23, 2018